Exhibit No.
99.1

ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS

2007 SECOND QUARTER FINANCIAL RESULTS

For Immediate Release

New York, New York - August 14, 2007 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its financial results for the second quarter ended June 30, 2007.

Net sales for the quarter decreased 6% to $12.5 million from $13.3 million in the second quarter of 2006. The company incurred a net loss of $892,000, or $0.02 per share, in the second quarter of 2007, compared to net income of $73,000, or $0.00 per share, in the second quarter of 2006.

For the six months ended June 30, 2007, net sales increased 8% to $28.8 million, compared to $26.6 million for the same period in 2006. The company incurred a net loss of $1.5 million, or $0.03 per share, compared to a net loss of $20,000, or $0.00 per share in the 2006 period.

Effective May 11, 2007, the company increased its credit facility from $10 million to $15 million ($17.5 million in season) while decreasing the interest rate on borrowings under the facility from prime plus 1.50% to prime plus 0.75%. The credit facility was also extended to expire on May 31, 2010.

“Although our second quarter loss was a disappointment, we believe we have done a good job navigating through a particularly challenging time in video game distribution”, said Jay Gelman, Chairman and Chief Executive Officer. “Lack of hardware systems from Nintendo, Sony and Microsoft coupled with a reduced number of new software titles meant limited product available to drive revenues and profit. In addition, during the second quarter we aggressively sold inventory at reduced prices to drive sales and increase inventory turns.”

Gelman continued, “We are currently seeing definite improvement in the overall video game business. Sales in July were robust, and we expect that the recent price drops of Sony’s PS3 60gig and Microsoft’s XBOX 360, the introduction of new systems such as the PS3 80gig console, and the considerable amount of new software product slated for release through the rest of this calendar year, will help drive business in the third and fourth quarters of 2007.”

For additional information see the Company’s SEC Report on Form 10-Q for the three and six months ended June 30, 2007.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full-service wholesale videogame distributor, specializing in gaming products and accessories for all key manufacturers and 3rd party publishers. Alliance Distributors offers support on: PS3, PSP, PS2, X-Box 360, Wii, DS and GBA SP, peripherals and software titles.

Safe Harbor

Certain statements contained in this press release contain forward-looking statements including without limitation, statements concerning our operations, economic performance, and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “believe,” “expect,” and “anticipate” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

Investors are cautioned that all forward-looking statements, which are based largely on our current expectations, involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including without limitation, risks associated with technological change, competitive factors and general economic conditions, changes in marketing and distribution strategies by manufacturers, continued shortages of new platform systems, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that we acquire, changes in our business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors. There can be no assurance that the results referred to in the forward-looking statements contained in this release will occur. The Company has no duty and undertakes no obligation to update any forward-looking information, whether as a result of new information, future developments or otherwise.

ALLIANCE DISTRIBUTORS HOLDING INC.
STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(In thousands, except per share amounts)
(Unaudited)

	Three Months		Six Months
	2007	2006	2007	2006

NET SALES	$12,499	$13,268	$28,772	$26,587

COST OF GOODS SOLD	11,516	11,617	26,209	23,377

GROSS PROFIT	983	1,651	2,563	3,210

OPERATING COSTS AND EXPENSES:
Selling and administrative expenses	1,697	1,446	3,622	2,721
Terminated transaction costs	-	-	-	257
Other income	-	(109)	-	(109)

Total operating expenses	1,697	1,337	3,622	2,869

(LOSS) INCOME FROM OPERATIONS	(714)	314	(1,059)	341

Interest expense	178	186	426	374

(LOSS) INCOME BEFORE PROVISION FOR
(BENEFIT FROM) INCOME TAXES	(892)	128	(1,485)	(33)

Provision for (benefit from) income taxes	-	55	-	(13)

NET (LOSS) INCOME	$(892)	$73	$(1,485)	$(20)

Net loss per share - basic and diluted	$(0.02)	$0.00	$(0.03)	$0.00

Weighted average common shares outstanding -
Basic	49,000	48,721	48,861	48,445
Diluted	49,000	50,772	48,861	48,445

Contact:

Alliance Distributors Holding Inc.
Steve Gelman - VP of Marketing and Communications
718-536-2248
steve@alliancedis.com